              THIRD EXTENSION AND REAFFIRMATION AGREEMENT

     This Agreement entered into as of the 17th day of September, 1998, by and between, BIRMINGHAM UTILITIES, INC., a Connecticut public service corporation with a place of business at 230 Beaver Street, Ansonia, Connecticut ("Borrower"), and FLEET NATIONAL BANK, a national banking association with an office at 157 Church Street, New Haven, Connecticut ("Bank")

                        W I T N E S S E T H

     WHEREAS, the Borrower executed and delivered to Bank a certain Revolving Note dated April 29, 1994 in the principal amount of Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the "LC Note") and a certain Revolving Note dated April 29, 1994 in the principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Revolving Note" and collectively with the LC Note, the "Original Notes") pursuant to a Commercial Term and Revolving Loan Agreement between Borrower and Bank of even date therewith (the "Loan Agreement"); and

     WHEREAS, Bank is the holder and owner of a certain Open-End Mortgage Deed and Security Agreement dated as of April 29, 1994 (the "Original Mortgage") as to certain real property and collateral more particularly described therein (collectively, the "Mortgaged Premises"), which Original Mortgage was executed and delivered by Borrower to Bank and was recorded in the Office of the Secretary of the State of the State of Connecticut on April 29, 1994 in Volume 67, Page 1857 of Railroad Mortgages, and certificates with respect to which were, in accordance with the provisions of Section 49-5 of the Connecticut General Statutes: (i) recorded in Volume 275 at
Page 749 of the land records of the Town of Ansonia, Connecticut;
(ii) recorded in Volume 245 at Page 951 of the land records of the Town of Derby, Connecticut; (iii) recorded in Volume 210 at Page
884 of the land records of the Town of Seymour, Connecticut; (iv) recorded in Volume 104 at Page 1090 of the land records of the Town of Bethany, Connecticut; (v) recorded in Volume 91 at Page 900 of the land records of the Town of Beacon Falls, Connecticut; and (vi) recorded in Volume 215 at Page 140 of the land records of the Town of Woodbridge, Connecticut ; and

     WHEREAS, the Original Notes, Original Mortgage and Loan Agreement were modified by a First Modification To Revolving Notes, Commercial Term And Revolving Loan Agreement and Open-End Mortgage Deed And Security Agreement dated as of May 1, 1996 (the "First Modification"); and

     WHEREAS, the Original Notes, Original Mortgage and Loan Agreement were further modified by an Extension and Reaffirmation Agreement dated as of May 1, 1997 ("the "Extension") and a Second Extension and Reaffirmation Agreement dated as of April 30, 1998 (the "Second Extension") (All references to the Original Notes, Original Mortgage and Loan Agreement shall refer to such respective documents as modified and/or extended by the First Modification, the Extension and the Second Extension); and

     WHEREAS, Borrower has requested Bank to terminate the LC Note, and to extend the maturity date of and increase the availability under the Revolving Note; and

     WHEREAS, Bank has agreed to extend the maturity date of the Revolving Note and to increase the availability thereunder pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

     1. The LC Note is hereby terminated. No additional borrowing shall be permitted thereunder.

     2.  The Loan Agreement is hereby amended in the following respects:

         "(a) Section 1.1(a) is deleted in its entirety and the following is substituted in lieu thereof:

             (a) Aggregate Amount. Upon the terms and subject to the conditions of this Agreement, Lender agrees to lend and relend to the Borrower from to time during the period from and including the Effective Date (as defined herein) through June 1, 2000, as requested by the Borrower in accordance with the terms of
                  Section 1.1(c), amounts which in the aggregate at any one time outstanding do not exceed $2,100,000.00. Provided, however, Borrower shall reduce the aggregate outstanding balance to no more than $1,500,000.00 for 30 consecutive days during each twelve month period."

             (b) Section 1.1(e) and 1.1(f) are deleted in their entirety and the following are substituted in lieu thereof:

                  "(e) Payment. Interest on the outstanding principal balance of each Prime Rate Loan and Fleet Cost of Funds Loan is due and payable by the Borrower to the Lender each month commencing on June 1, 1994, and on the first day of each consecutive month thereafter; and interest on the outstanding principal balance of each LIBOR Rate Loan is due and payable by the Borrower to the Lender on the last day of each


                  Interest Period applicable thereto. Notwithstanding the foregoing, the unpaid principal and all accrued and unpaid interest on all Revolving Loans are due and payable in full by the Borrower on June 30, 2000, provided, however, Borrower may, upon written notice to the Lender by May 30, 2000, elect to convert the Revolving Loans to a term loan, amortized over a 20 year period, with all outstanding and unpaid principal and interest due and payable on June 30, 2006 (the "Converted Term Loan").

             (f) Interest. (i) Each Revolving Loan shall bear interest on the unpaid principal amount thereof for each day from the day such Revolving Loan is made until such Loan shall be due at a floating rate per annum equal to: (1) the 30 day LIBOR Rate plus 100 basis points; (2) the 90 day LIBOR Rate plus 100 basis points; or (3) the Prime Rate, as elected by Borrower from time to time pursuant to Section 1.1(c);
                  (ii) the Converted Term Loan, if any, shall bear interest from the date the Revolving Loans are converted to the Converted Term Loan pursuant to
                  Section 1.1(e) until such Loan shall be due at (A) a fixed rate per annum equal to the 6 year Fleet Cost of Funds Rate plus 100 basis points; or (B) a variable rate per annum equal to: (1) Prime Rate; or (2) the 90 day LIBOR Rate plus 100 basis points, readjusted for each 90 day period.

                  Any change in the interest rate because of a change in the Prime Rate, the LIBOR Rate or the Fleet Cost of Funds Rate, as the case may be, shall become effective immediately, without notice or demand, on the day of the change in the Prime Rate, the LIBOR Rate or the Fleet Cost of Funds Rate, as the case may be. Borrower shall also be obligated to pay additional interest in accordance with the terms of
                  Section 1.3 of this Agreement."

             (c) Section 8.1 of the Loan Agreement is amended so that future notices to the Bank shall be sent, in accordance with the provisions of Section 8.1 as follows:

                  "If to the Lender:
                         Fleet National Bank
                         157 Church Street
                         New Haven, Connecticut 06510
                         Attn: Anthony Castellon

                   with a copy to:
                         Susman, Duffy & Segaloff, P.C.
                         P.O, Box 1684
                         New Haven, Connecticut,   06507
                         Attn: Andrew R. Lubin"

PAGE 17
              (d) All references to the "LC Note" and "LC Loan" are hereby deleted.

              (e) All references to the "Revolving Note" shall mean the "Amended and Restated Revolving Note"executed by the Borrower this date a copy of which is attached hereto as Schedule A.

              (f) All references to the "Revolving Loan" and "Revolving Loans" shall mean the loan or loans made pursuant to the Amended and Restated
                   Revolving Note.

     3. Borrower shall execute the Amended and Restated Revolving Note attached hereto as Schedule A. Said Note re-evidences the indebtedness evidenced by the Revolving Note and a consolidation thereof with the LC Note and is given is substitution for, and not in payment of, the Revolving Note.

     4.  The Original Mortgage is hereby amended as follows:

         (a) All references to the "L/C Note" are hereby deleted.

         (b) All references in the Original Mortgage to the "Revolving Note," shall hereinafter be deemed to refer to the Amended and Restated Revolving Note.

         (c) Schedule B to the Original Mortgage shall hereinafter be deemed to include the amendments set forth in this Modification.

         (d) "Borrower, as Grantor, does hereby give, grant, bargain, sell and confirm unto the Grantee, its successors and assigns forever, all that tract or parcel of land and all improvements now or hereafter thereon situated, lying and being in the towns of Ansonia, Derby, Seymour, Bethany, Beacon Falls and Woodbridge, Connecticut and more particularly described in Schedule A to the Original Mortgage, which Schedule A is hereby amended to reflect the release by the Grantee of the so-called PARCEL 6 thereon by release dated April 13, 1998 and recorded at Volume 286, Page 207 of the Woodbridge Land Records on April 29, 1998, and Volume 117 at Page 539 of the Bethany Land Records on April 29, 1998" which is hereby incorporated by reference hereinafter called the "Premises");

     TOGETHER with all right, title and interest of the Grantor in and to any and all sidewalks, plazas and alleys, and all strips and gores of land adjoining or adjacent to said Premises, and all and singular the tenements, hereditaments, privileges, easements and appurtenances belonging or in any wise appertaining to said Premises, and all the estate, right, title, interest, claim and demand whatsoever, in law or in equity, which the Grantor now has or may hereafter acquire in and to such property;

     TOGETHER with all right, title and interest of the Grantor now owned or hereafter acquired, in and to any and all buildings, structures and improvements now or at any time hereafter erected, constructed or situated upon said Premises or any part thereof and all apparatus, fixtures, furniture, furnishings and equipment now or hereafter attached to or used or procured for use in connection with the operation or maintenance of any such building, structure or other improvement, including, but without limiting the generality of the foregoing, all engines, furnaces, boilers, pumps, heaters, tanks, dynamos, antennae, motors, generators, switchboards, electrical equipment, heating, plumbing, lifting and ventilating apparatus, air-cooling and air-conditioning apparatus, gas and electric fixtures, refrigerating equipment, elevators, escalators, fittings and machinery, awnings, storm and screen windows and doors, window shades and blinds, together with any and all substitutions therefor, replacements thereof and additions thereto, all of which are hereby declared and shall be deemed to be fixtures and an accession to the freehold and a part of the realty and to be subject to the lien of the Original Mortgage;

     TOGETHER with all buildings, improvements, standpipes, reservoirs, wells, flumes, sluices, canals, basins, cribs, machinery, mains, conduits, hydrants, pipes, pipe lines, service pipes, water works plans and systems, tanks, shops, structures, purification systems, pumping stations, fixtures, engines, boilers, pumps, meters and equipment (including all improvements, additions and extensions appurtenant to any property hereby conveyed) used or useful in connection with the Grantor's utility business, whether the same or any thereof are now owned or may hereafter be acquired by the Grantor, including, without limiting the generality of the foregoing, all property identified in Schedule A hereto, which Schedule A is hereby incorporated in and made a part of this Granting Clause as if set forth herein in full;

     TOGETHER with all corporate and other franchises, all water and flowage rights, riparian rights, easements and rights-of-way, and all permits, licenses, rights, grants, privileges and immunities, and all renewals, extensions, additions or modifications of any of the foregoing, whether the same or any thereof, or any renewals, extensions, additions or modifications thereof, are now owned or may hereafter be acquired, owned, held or enjoyed by the Grantor;

     TOGETHER with all property which may from time to time after the date hereof be delivered, or which may by writing of any kind be conveyed, pledged, assigned or transferred, to the Grantor;

     TOGETHER with all right, title and interest, if any, of the Grantor, now owned or hereafter acquired in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining said land, to the center line thereof (all of the foregoing Premises and property being hereinafter collectively called the "Mortgaged Premises").

     TO HAVE AND TO HOLD the above-granted and bargained Mortgaged Premises with all the privileges and appurtenances thereof, unto Bank, as Grantee, its successors and assigns forever, to its and their proper use and behoof.

     AND ALSO, the Grantor does for itself, its successor and assigns, covenant with the Grantee, its successors and assigns, that at and until the ensealing of these presents, it has good right to bargain and sell said Mortgaged Premises in manner and form above written, and that the same is free from all encumbrances whatsoever, except as set forth in said Schedule A."

    5. Borrower acknowledges and affirms that it has not voluntarily or involuntarily granted any type of lien, encumbrance or mortgage on any of the Mortgaged Premises subsequent to the Original Mortgage.

    6. The Amended and Restated Revolving Note (hereafter the "Note"), Loan Agreement and all other documents executed and/or delivered therewith including without limitation a certain Open-End Mortgage and Security Agreement (the "Mortgage")(collectively, the "Loan Documents") are hereby modified to incorporate the terms contained in this Agreement. Any default by Borrower under this Agreement shall be an Event of Default as provided in the Loan Agreement.

    7. The Borrower ratifies and reaffirms all of the representations, warranties and covenants (both affirmative and negative) waivers and indemnities contained in the Loan Documents. All of the representations and warranties set forth in the Loan Documents are true and correct as if made on the date hereof.

    8. The Borrower represents, acknowledges and affirms that it has no claim, defense, or counterclaim whatsoever against Bank with respect to Loan Agreement, the Original Notes, the Note, the Mortgage, any other Loan Document, or the modifications made herein, and that Bank is relying on this representation in agreeing to said modifications. The Borrower further acknowledges that Bank would not agree to said modifications unless the Borrower made the representations contained in this paragraph and elsewhere in this Agreement freely and willingly, after due consultation with its attorneys. Borrower further represents that this Agreement and all of the Loan Documents executed by it are its valid and binding obligations, enforceable in accordance with their terms and that no Event of Default (as defined in the Loan Agreement) has occurred nor has there occurred any event or condition which, with notice or the passage of time or both would constitute an Event of Default.

    9. In furtherance of the immediately preceding paragraph, Borrower hereby releases, and forever discharges the Bank, its directors, officers, agents, employees and their successors and assigns, from any and all claims, actions, causes of action, obligations and liabilities of any kind which the Borrower has or may have in tort, at law or in equity as of the date hereof whether relating to the Original Notes, the Note, Loan Agreement, any Loan Documents, or any of the transactions contemplated hereby or consummated in connection herewith, or any negotiations in connection with any of the foregoing.

   10. The parties agree that nothing contained herein shall in any way impair in any manner the Note, Loan Agreement, Original Mortgage or any other Loan Documents.

   11. Except as modified by this Agreement, all Loan Documents shall remain unchanged and in full force and effect. Borrower shall keep and perform all of the terms and agreements contained therein as may be applicable to it.

    12. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns. This Agreement may only be amended in writing.

    13. This Agreement may be signed in one or more counterparts all of which shall constitute one document. This Agreement shall be construed under the laws of the State of Connecticut.

    14. THE BORROWER ACKNOWLEDGES THAT THE NOTE, ALL LOAN DOCUMENTS AND THIS MODIFICATION RESULT FROM A COMMERCIAL TRANSACTION AND THE BORROWER HEREBY WAIVES ANY RIGHT TO NOTICE OR HEARING UNDER THE CONSTITUTION OF THE UNITED STATES OR ANY STATE OR FEDERAL LAW, INCLUDING CONNECTICUT GENERAL STATUTES SECTION 52-278a ET SEQ., AS NOW OR HEREAFTER AMENDED, OR ANY SUCCESSOR ACT OR ACTS THERETO, AND WAIVES ANY REQUIREMENTS FOR THE POSTING OF ANY BOND IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT. THE BORROWER AUTHORIZES THE ATTORNEY FOR ANY HOLDER OF THE NOTE TO ISSUE A WRIT FOR PREJUDGMENT REMEDY WITHOUT COURT ORDER. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH ITS ATTORNEY.

    15. THE BORROWER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH THE NOTE, ANY LOAN DOCUMENT, THIS AGREEMENT OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART AND/OR THE DEFENSE OR ENFORCEMENT OF ANY OF BANK'S RIGHTS OR REMEDIES. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH ITS ATTORNEY.

    IN WITNESS WHEREOF, the undersigned hereto have caused this Agreement to be duly executed as of the day and year first above written.

Signed, Sealed and Delivered
In The Presence Of:

                             BIRMINGHAM UTILITIES, INC.


                            By: /s/ John Tomac
                                John Tomac
                                Its:  reasurer

                             FLEET NATIONAL BANK


                             By: /s/ Anthony Castellon
                                 Anthony Castellon
                                 Its: Vice President

STATE OF CONNECTICUT)
                      ss:                     September 17, 1998
COUNTY OF NEW HAVEN )

    On this 17th day of September, 1998, personally appeared John Tomac, Treasurer of Birmingham Utilities, Inc., a Connecticut public service corporation, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said public service corporation, before me.


                             Commissioner of the Superior Court
                             Notary Public
                             My Commission Expires:

STATE OF CONNECTICUT)
                      ss:                      September 17, 1998
COUNTY OF NEW HAVEN )

    On this 17th day of September, 1998, personally appeared Anthony Castellon, Vice President of Fleet National Bank, a national banking association, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said banking association, before me.


                             Commissioner of the Superior Court
                             Notary Public
                             My Commission Expires: